Exhibit 99.1

Island Breeze International, Inc. Announces Plans to Open a Video Game Room and Internet Sweepstakes Café for Adults in Florida

BELLMAWR, NJ (January 22, 2013) -- Island Breeze International, Inc. (OTCQB: IBII), an entertainment cruise development company, announced the formation of its 75% owned subsidiary, IBI Interactive, LLC. (“IBI Interactive”), which plans to open and operate a video game room and Internet sweepstakes café for adults in Florida.  IBI Interactive has secured the funds which it believes will be required for startup expenses and initial working capital for this new line of business from its 25% stockholder.

IBI Interactive will offer action packed video games of skill for adults 21 years of age or older, bingo, and Internet sweepstakes games in an exciting atmosphere.  Adult patrons will be able to visit this style of video game room and Internet café for an exciting day of socializing with friends, playing action packed video games and experiencing exciting entertainment.

IBI Interactive, LLC was organized in the State of Delaware and maintains its principal place of business at 211 Benigno Blvd., Suite 201, Bellmawr, New Jersey 08031 U.S.A.  IBI Interactive is a majority-owned subsidiary of Island Breeze International, Inc.

ABOUT ISLAND BREEZE INTERNATIONAL, INC. Island Breeze International, Inc. (OTCQB: IBII) is focused on developing and operating entertainment cruise projects, video game room entertainment facilities, and Internet sweepstakes cafés. Island Breeze International is currently evaluating available ports in the United States for its cruise operations and locations in Florida for its video game room and Internet sweepstakes café operations. We have also focused on international locations and we are evaluating port locations primarily in East Asia for the establishment of cruise operations, with a particular focus on home port locations in the Hong Kong Special Administrative Region of China. Island Breeze International's corporate website is www.IslandBreezeInternational.com.

FORWARD-LOOKING STATEMENTS The information contained in this news release, other than historical information, consists of forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Such forward-looking statements involve known and unknown risks and uncertainties, including all business uncertainties relating to product development, marketing, market acceptance, future capital requirements, competition in general and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. The Company is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Contact:
Island Breeze International, Inc.
Bradley T. Prader
President & CEO

Or

Steven G. Weismann
CFO

Phone: +1-856-931-1505
Email: info@IslandBreezeInternational.com